Exhibit 10.44
Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
AGREEMENT
(CO-BRANDING/PRIVATE LABELING — TAHOE CHARTS)
     This Agreement is entered into as of November 22. 2004 (the “Effective Date”) between eSignal. a division of Interactive Data Corporation (“eSignal”), having an office at 3955 Point Eden Way, Hayward, CA 94545-3720, and GAIN Capital Inc. (“GAIN”), having a principal place of business at 35 Technology Drive, Warren NJ. 07059. eSignal and GAIN are each referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H
     WHEREAS, eSignal is a financial information services company;
     WHEREAS, GAIN is provider of foreign exchange services, including direct-access trading and asset management;
     WHEREAS, GAIN desires to obtain from eSignal a license to market private labeled and/or co-branded versions of certain eSignal products; and
     WHEREAS, eSignal desires to grant GAIN the above-described license on the terms and conditions set forth herein; .
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. DEFINITIONS.
The following terms, as used in this Agreement, shall have the meanings set forth in this Section 1:
“Advertising Copy” shall have the meaning ascribed to it in Section 3(b).
“Affiliate” shall mean a legal entity that controls, is controlled by, or is under Co=on control with, another legal entity
“Change of Control” shall mean, with respect to either Party, a transfer (whether in a single transaction or a series of related transactions) of more than fifty percent (50%) of the stock or other equity interests having voting or other rights to direct the management of such entity (including, but not limited to, units, membership interests or other interests evidencing an ownership interest in a limited liability company).
“Click-Through Agreement” shall have the meaning ascribed to it in Section 2(d).
“Confidential Information” shall have the meaning ascribed to it in Section 12.
“Contract Year” shall have the meaning ascribed to it in Section 8(a).

“Effective Date” shall have the meaning ascribed to it in the preamble.
“End User Agreement” shall have the meaning ascribed to it in Section 2(c).
“eSignal” shall have the meaning ascribed to it in the preamble.
“eSignal Indernnitees” shall have the meaning ascribed to it in Section 10(c).
“eSignal Intellectual Property” shall mean the eSignal Trademarks along with all other trade names, trademarks, service marks, logos, copyrights or patents, registered or unregistered, of eSignal.
“eSignal Trademarks” shall have the meaning ascribed to it within the definition of Private Labeled Products.
“GAIN” shall have the meaning ascribed to it in the preamble.
“GAIN Indemnitees” shall have the meaning ascribed to it in Section 10(b).
“GAIN Intellectual Property” shall mean the GAIN Trademarks and all other trade names, trademarks, service marks, logos, copyrights or patents, registered or unregistered, of GAIN.
“GAIN Trademarks” shall mean GAIN.
“GAIN Website” shall have the meaning ascribed to it in Section 3(a).
“Initial Term” shall have the meaning ascribed to it in Section 8(a).
“Licensed Product” shall mean anyone of the Licensed Products.
“Licensed Products” shall mean Tahoe Charts™, including Forex data in chart form. Because the names of the Licensed Products also constitute trademarks and/or services marks of eSignal the Licensed Products are also sometimes referred to herein collectively with the mark, eSignal®, as the “eSignal Trademarks.”
“Losses” shall have the meaning ascribed to it in Section 10(b).
“Private Labeled Products” shall mean any Licensed Product or, collectively, the Licensed Products, as private labeled and/or co-branded in accordance with the provisions of this Agreement.
“Registration Pages” shall have the meaning ascribed to it in Section 5(a).
“Subscribers” shall mean registered users of the Licensed Products who first subscribe as a result of GAIN’s marketing activities under this Agreement.
“Term” shall have the meaning ascribed to it in Section 8(a).

     2. LICENSE.
     (a) Subject to the terms of this Agreement, eSignal hereby grants GAIN a nonexclusive, non-transferable, limited license to market, disseminate and display the Licensed Products as the following private labeled and/or co-branded products:

Licensed Product	Private-Labeled and/or Co-Branded Name**
Tahoe Charts	Tahoe Charts

**	GAlN has elected not to private label (a/k/a “white label”) the Private Labeled Products and will offer the such products on a fully-disclosed basis.
     (b) eSignal shall provide GAIN with userids for distribution by GAIN, as a method of increasing its customer base. Each new customer of GAIN utilizing a userid shall constitute a Subscriber as herein defined. eSignal shall provide GAIN with ***. Additional userids may be provided upon mutual written agreement.
     (c) GAIN shall not provide a userid to any Subscriber unless and until such Subscriber has executed a Customer Agreement which includes the indemnification language included in this document (see Section 10) into a separate, legally binding written agreement (an “End User Agreement”) with GAIN, pursuant to which such Subscriber agrees that:
(i)	the Private Labeled Products are provided “AS IS” and eSignal and its suppliers make no representations or warranties regarding the Private Labeled Products, express or implied, as to merchantability, fitness or any other matter;

(ii)	neither eSignal nor its third party suppliers shall have any liability for the accuracy or completeness of any information or software furnished through the Private Labeled Products, fur any delays, interruptions or omissions therein, for any decision made or action taken in reliance on the Private Labeled Products, or for any lost profits, indirect, special or consequential damages;

(iii)	the Private Labeled Products are to be used strictly for Subscriber’s personal use;

(iv)	the Private Labeled Products do not constitute investment or financial advice and that any decision made in reliance on the Private Labeled Products are made at the Subscriber’s own risk;

(v)	eSignal and its third party suppliers have exclusive proprietary rights in the Private Labeled Products (exclusive of any trademark or service mark rights GAIN may have therein);

(vi)	Subscriber shall not reproduce, retransmit disseminate, sell or redistribute the Private Labeled Products; and

(vii)	the Private Labeled Products shall not be used for any unlawful purpose.
     (d) In addition, Subscribers shall be required to contract directly with eSignal (via eSignal’s electronic click-and-agree process-for purposes hereof; a “Click-Through Agreement”) for receipt of the Forex data via the Private Labeled Products, as well as any other eSignal data that may from time to time be available via the Private Labeled Products.

     3. MARKETING PARAMETERS.
     (a) Throughout the Term, the Private-Labeled Products will be continuously (i) featured prominently on GAIN’s website, www.gaincapital.comand www.forex.com (and any successor websites) (collectively, the “GAIN Website”) with accompanying eSignal-approved Advertising Copy, and (ii) advertised throughout the GAIN Website. In addition, GAIN shall include the following disclaimer on the GAIN Website: “Tahoe Charts™ is a product of eSignal®, a division of Interactive Data Corporation and is used herein under license.”
     (b) Subject to the provisions of Section 3(a) above, in performing its marketing obligations hereunder, GAIN may use such marketing methods as GAIN may determine from time to time; provided, however, all marketing and promotional materials (collectively, “Advertising Copy”) GAIN desires to use shall be submitted to eSignal for its review and approval (which shall not be unreasonably withheld or delayed) prior to any use of such materials by GAIN. Any material changes to previously approved Advertising Copy must also be approved by eSignal prior to use. All Advertising Copy must meet eSignal’s policies regarding advertising and trademark usage, as such policies shall be established or changed from time to time. In the event such policies are materially changed, eSignal shall notify GAIN promptly and GAIN shall have a reasonable amount of time to incorporate any required changes into any existing Advertising Copy.
     (c) During the Term:
(i)	Only * * * shall be utilized * * *;

(ii)	* * *; and

(iii)	GAIN shall not * * *.
     4. CROSS-TRADEMARK. LICENSES.
     By eSignal:
     (a) eSignal hereby grants to GAIN a non-exclusive, non-transferable, limited license to use the eSignal Trademarks solely in connection with marketing the Private-Labeled Products as herein described. GAIN may not use any eSignal Trademark as part of any other co-branded or composite mark without eSignal’s prior written consent.
     (b) All uses of the eSignal Trademarks by GAIN must be accompanied by conspicuously placed notification that eSignal is the owner of such trademarks.
     (c) eSignal retains sole and exclusive ownership of the eSignal Trademarks and nothing in this Agreement grants to GAIN any ownership interest in the eSignal Trademarks, or any rights in the eSignal Trademarks other than the limited license set forth herein.
     (d) GAIN shall not, in any jurisdiction, apply to register, register or seek to register any trademarks and/or service marks that are identical with, substantially similar to, or include any of the eSignal Trademarks.
     (e) The trademark license granted hereby shall automatically terminate upon any Termination of this Agreement.
     (f) GAIN shall comply with all guidelines from time to time provided by eSignal concerning the use of the eSignal Trademarks and, before any use of the eSignal Trademarks, shall submit a sample or proof for approval by eSignal.
     (g) Except as expressly permitted in this Agreement, GAIN shall not use any eSignal Intellectual Property in any manner, including on any GAIN websites or in any GAIN press releases, client lists, advertising or other promotional or marketing materials without the prior written consent of eSignal.
     (h) All goodwill arising from the use by GAIN of the eSignal Intellectual Property shall inure solely to the benefit of eSignal.
     By GAIN:
     (i) GAIN hereby grants to eSignal a non-exclusive, non-transferable, limited license to use the GAIN Trademarks solely in connection with performing its obligations under this Agreement. eSignal may not use any GAIN Trademark as part of any other co-branded or composite mark without GAIN’s prior written consent.
     (ii) All uses of the GAIN Trademarks by eSignal must be accompanied by conspicuously placed notification that GAIN is the owner of such trademarks.
     (iii) GAIN retains sole and exclusive ownership of the GAIN Trademarks and nothing in this Agreement grants to eSignal any ownership interest in the GAIN Trademarks, or any rights in the GAIN Trademarks other than the limited license set forth herein.
     (iv) eSignal shall not, in any jurisdiction, apply to register, register or seek to register any trademarks and/or service marks that are identical with, substantially similar to, or include any of the GAIN Trademarks.
     (v) The trademark license granted hereby shall automatically terminate upon any termination of this Agreement.
     (vi) eSignal shall comply with all guidelines from time to time provided by GAIN concerning the use of the GAIN Trademarks and, before any use of the GAIN Trademarks, shall submit a sample or proof for approval by GAIN.
     (vii) Except as expressly permitted in this Agreement, eSignal shall not use any GAIN Intellectual Property in any manner, including on any eSignal websites or in any eSignal press releases, client lists, advertising or other promotional or marketing materials without the prior, written consent of GAIN.
     (viii) All goodwill arising from the use by eSignal of the GAIN Intellectual Property shall inure solely to the benefit of GAIN.

     5. SUBSCRIBER REGISTRATION & ADMINISTRATION.
     (a) eSignal shall host, maintain and manage the Private Labeled Products, and shall perform all administrative services in connection with the commencement and cancellation of Subscriber accounts. eSignal shall also be responsible for electronic tracking of new Subscribers and SubsCTIoer cancellations. Notwithstanding the foregoing, eSignal shall enable and permit GAIN to change the password and redistribute userids that remain inactive for a period of thirty (30) days.
     (b) eSignal will serve as the “vendor of record” for exchange purposes and will administer all reporting to the applicable exchanges of additions to, and deletions from, the Subscriber list.
     6. PRODUCT SETUP. eSignal and GAIN shall work cooperatively and provide each other reasonable support and assistance to enable GAIN to commence marketing of the Private Labeled Products within forty-five (45) days from the Effective Date.
     7. FEES.
     (a) In consideration of the licenses hereto granted, GAIN shall pay to eSignal (i) a one-time set up fee of ***, and (ii) monthly fees equal to the greater of (y) a ***, or (z) the aggregate per-Subscriber fees calculated in accordance with the following table:

No. Subscribers	Monthly Fees
*** *** ***	*** *** ***
     For example:
(A) if in a given month. GAIN provides the Private Labeled Products to ***, the fees payable to eSignal would total ***, calculated as follows:
     ***
     ***
(B) if in a given month, GAIN provides the Private Labeled Products to ***, the fees payable to eSignal would total ***, because the monthly minimum fee would exceed the aggregate per-Subscriber fees/or that month.
     (b) Invoices will be distributed following the close of the month and payment in full is due by the end of the month in which the invoice is received, except with respect to any amounts that are the subject of a good faith dispute between the Parties; provided; however, the monthly minimum fees must always be paid, as well as any other amount that is not disputed in good faith and supported by documentary evidence.
     (c) Subscribers will be included in the calculation of fees in accordance with the table set forth in (a) above commencing with the second month in which a Subscriber accesses the Private Labeled Products. For the avoidance of doubt, the parties acknowledge and agree that the determination of when a Subscriber will be included in the calculation of fees will be made based upon any login by such Subscriber in a month other than the initial month of Subscriber login, regardless of the number of days between logins.

For example, if a Subscriber first accessed the Private Labeled Products on November 28, 2004, that Subscriber will be included in the calculation of fees upon any subsequent login to the Private Labeled Products, whether in December, 2004 or any month thereafter.
     8. PROPRIETARY RIGHTS
     (a) GAIN acknowledges that eSignal and its third party suppliers have exclusive proprietary rights in the Private Labeled Products
     (b) GAIN shall display/include copyright and disclaimer notices as eSignal may reasonably require on each screen display/display page of the Private Labeled Products and in all user manuals, if any, supplied with the Private Labeled Products.
     (c) This Agreement shall not transfer to GAIN any right to, or interest io any product, information, data, software, hardware provided by eSignal io the Private Labeled Products, or in any related copyright, trademark or proprietary rights of eSignal.
     (d) GAIN shall immediately discontinue the furnishing of the Private Labeled Products to any Subscriber upon written notice from eSignal that the Subscriber has exceeded the scope of the license under its End User Agreement or Click-Through Agreement, or that the Subscriber is otherwise engaged in the unlawful redistribution of the Private Labeled Products or has or is suspected of having infringed on eSignal’s proprietary rights.
     9. TERM AND TERMINATION.
     (a) This Agreement shall have a term that begins on the Effective Date and continues for a period of one (1) year (the “Initial Term”), and thereafter this Agreement shall automatically renew from year to year (each a “Contract Year”). Either Party may terminate this Agreement without cause upon not less than sixty (60) days prior written notice, termination to be effective at the end of the Initial Term or at the end of the then applicable Contract Year. The Initial Term and any subsequent Contract Years shall constitute the “Term.”
     (b) Upon failure of a Party to comply with any material provision of this Agreement, the other Party may terminate this Agreement on thirty (30) days’ prior written notice unless such breach is cured within such thirty (30) day period.
     (c) Subject to applicable bankruptcy law, either Party may terminate this Agreement with immediate effect upon prior written notice to the other party in the event:
          (i) the other Party (or any permitted successor organization) (A) ceases to do business as a going concern without an assignment of its rights and obligations to a successor-in-interest, (B) applies for or consents to the appointment of a trustee, receiver, or other custodian, or makes an assignment for the benefit of creditors, (C) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; or (D) commences or has commenced against it any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding and, if such case or proceeding is commenced against it, such case or proceeding is not dismissed within ninety (90) days thereafter; or

          (ii) any substantial part of the other party’s (or any permitted successor’s or assign’s) property is or becomes subject to any levy, seizure, assignment or sale fur or by any creditor or governmental agency without being released or satisfied within ten (10) days thereafter.
(d) Upon any termination of this Agreement:
          (i) GAIN shall (A) cease all marketing efforts contemplated hereby, (B) discontinue use of all Advertising Copy and destroy all unused Advertising Copy, (C) discontinue all use of all eSignal Intellectual Property and Private Labeled Products, and (D) remove all links to the Registration Pages and Private Labeled Products;
          (ii) eSignal shall discontinue all use of all GAIN Intellectual Property and Registration Pages;
          (iii) both eSignal and GAIN shall return to each other all of the other Party’s Confidential Information in its possession or control and, upon the written request of the other Party, shall certify its compliance with this Section in writing to the other Party within ten (10) days of its receipt of such request; and
          (iv) eSignal shall immediately transition all Subscribers from the Private Labeled Products to the Licensed Products on a non private labeled/co-branded basis.
     10. DISCLAIMER OF WARRANTIES. ESIGNAL HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF EVERY KIND, EXPRESS AND/OR IMPLIED, AS TO THE LICENSED PRODUCTS (INCLUDING THE INFORMATION, DATA AND SOFTWARE CONTAINED THEREIN), THE RESULTS OBTAINED BY THEIR USE, AS TO THE PERFORMANCE THEREOF AND EVERY OTHER MATTER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANT ABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ESIGNAL AND ITS THIRD PARTY SUPPLIERS DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE LICENSED PRODUCTS OR ANY COMPONENT THEREOF. ESIGNAL AND ITS THIRD PARTY SUPPLIERS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. THE LICENSED PRODUCTS AND ALL COMPONENTS THEREOF ARE PROVIDED ON AN “AS IS” BASIS.
     11. LIMITATION OF LIABILITY; INDEMNIFICATION.
     (a) Unless due to eSignal’s gross negligence or willful misconduct, or in connection with eSignal’s indemnification obligations, the maximum liability of eSignal, and GAIN’s maximum remedy, fur any claim of loss or damage arising from or related to this Agreement, regardless of the form of action, shall be limited to the greater of (i)   *   *   *   , or (ii)   *   *   *   .
     (b) Except in the event of GAIN’s gross negligence or willful misconduct, eSignal hereby agrees to defend, indemnify and hold GAIN, its officers, directors, shareholders, subsidiaries, affiliates, employees, agents and representatives (collectively, the “GAIN Indemnitees”) harmless from and against any and all claims, damages, liabilities, costs, losses and expenses (including, without limitation, all judgments, costs and reasonable attorneys’ fees and amounts paid in settlement or compromise of any litigation) of any kind or nature whatsoever (collectively, “Losses”) to which GAIN may become subject, insofar as such Losses arise out of or are based upon (A) any improper use by eSignal of the GAIN Intellectual Property, or (B) any claim that the Licensed Products infringe any patents, copyrights, trademarks, trade secrets, licenses or other property rights of any third party, provided that: (i) GAIN promptly notifies eSignal in writing of any such action and gives eSignal sole authority and all information and assistance (at eSignal’s expense) reasonably requested by eSignal to defend or settle such claim, (ii) in the case of (B) above, such claim does not arise out of any unauthorized use of or modification to the Licensed Products, and (iii) any such costs and expenses (other than judgments or settlements negotiated by eSignal) were incurred by GAIN with eSignal’s written authorization. The duty of cooperation in litigation shall not be deemed to be a waiver of GAIN’s attorney-client, attorney work product or other legal privilege(s).
     (c) Except in the event of eSignal’s gross negligence or willful misconduct, GAIN hereby covenants and agrees to defend, indemnify and hold eSignal Interactive Data Corporation and their officers, directors, shareholders, subsidiaries, affiliates, employees, agents and representatives (collectively, the “eSignal Indemnitees”), harmless from and against any and all Losses to which the eSignal Indemnitees may become subject, insofar as such Losses arise out of or are based upon (A) any improper use by GAIN of the eSignal Intellectual Property, or (B) any claim that the GAIN Trademarks infringe any patents, copyrights, trademarks, trade secrets, licenses or other property rights of any third party, provided that: (i) eSignal promptly notifies GAIN in writing of any such action and gives GAIN sole authority and all information and assistance (at GAIN’s expense) reasonably requested by GAIN to defend or settle such claim, and (ii) any such costs and expenses (other than judgments or settlements negotiated by GAIN) were incurred by eSignal with GAIN’s written authorization. The duty of cooperation in litigation shall not be deemed to be a waiver of eSignal’ s attorney-client, attorney work product or other legal privilege(s).
     (d) Neither party shall be liable under any circumstances for any indirect, special, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, including, but not limited to, lost profits, lost savings or loss of use of facilities or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damages, or if such loss or damage could have been reasonably foreseen; provided, however, this provision shall not limit a Party’s indemnification obligations hereunder.
     12. NO JOINT VENTURE: NON-EXCLUSIVEE RELATIONSHIP. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the Parties. Neither Party shall take any action designed to lead any person to believe that either Party is an agent of the other, or that either party has any implied or actual authority to bind the other.
     13. CONFIDENTIALITY.
(a) All information obtained by either Party to this Agreement, including but not limited to, customers and their accounts, marketing plans, data, know-how or any ideas related to the business, customers or operations of eSignal or GAIN or developed jointly by the Parties (the “Confidential Information”) will be treated as secret and confidential and will not be disclosed, communicated or divulged to any other person other than the Parties hereto and their authorized representatives, and shall not be used by any Party hereto except as contemplated by this Agreement. eSignal and GAIN further agree to use reasonable care in the selection and assessment of persons to work with the Confidential Information, to make the Confidential

Information available only on a need-to-know basis, to ensure that such employees and agents understand that such Confidential Information is confidential, and to take all reasonable precautions to prevent the unauthorized dissemination of the Confidential Information. The provisions of this paragraph shall not apply to Confidential Information which is (a) already known to the receiving Party free of any obligation to keep it confidential, (b) already in the public domain or which becomes part of the public domain through no fault of earlier Party, (c) developed by employees of either Party independently of and without reference to any information communicated to such Party by the other Party, (d) received from a third Party whose disclosure would not violate any confidentiality obligation, or (e) required to be disclosed pursuant to any court or administrative or regulatory body having jurisdiction in the circumstances, provided that the receiving Party shall provide the disclosing Party a reasonable opportunity, where practicable, to review the disclosure before it is made and interpose its own objections to such disclosure, including, but not limited to, seeking a protective order. (b) The Parties acknowledge and agree that the terms of this Agreement (but not the fact of this Agreement) shall be deemed to be Confidential Information.
     14. NOTICES. All notices permitted or required under this Agreement shall be in writing and shall he considered given: (i) when delivered personally; (ii) five (5) days after mailing, when sent certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after dispatch, when sent via a nationally recognized commercial overnight carrier, fees prepaid; or (iv) upon delivery when sent by facsimile transmission confirmed by first class mail. All notices will be sent to the Parties at the following addresses, or such addresses as the parties may specify from time to time by like notice:
     If to eSignal: A. Stephen Farber, Vice President, Finance & Administration
eSignal a division of Interactive Data Corporation
3955 Point Eden Way
Hayward, CA 94545-3720
Fax: (510) 266-6100
With, in the event of a notice of breach, a required copy to:
Interactive Data Corporation
22 Crosby Drive
Bedford, MA 01730
Attention: Legal Department
     If to GAIN: GAIN Capital, Inc.
35 Technology Drive
Warren, NJ 07059
Fax: (978) 731-0701
     15. ASSIGNMENT. Neither party may assign it rights or delegate its duties hereunder without the prior written consent of the other party, such consent not be unreasonably withheld or delayed, except in the event that the proposed assignment is to a competitor of the non-assigning party, in which case the non-assigning party may withhold its consent to assignment in its sole discretion. Notwithstanding the foregoing, either party may assign this Agreement as of right to any of its Affiliates, provided that the non-assigning party is promptly notified in writing of the assignment. Each party acknowledges and agrees that: (i) a transfer by operation of law of a party’s interest in this Agreement; and (ii) a Change of Control affecting that party shall constitute a deemed assignment. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns.
     16. MISCELLANEOUS.
     (a) This Agreement constitutes the entire understanding of the Parties with respect to its subject matter and supersedes any prior agreement, written or oral, in force between the Parties relating to the matters set forth herein.
     (b) This Agreement cannot be amended, supplemented, or changed except by an agreement in writing signed by both Parties.
     (c) Whenever possible, the provisions of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if prohibited or invalid, any such provision shall only be ineffective to the extent required by law, without invalidating (to the extent possible) the intent of or remainder of such provision or other provisions.
     (d) The laws of the State of New York shall govern the construction and interpretation Of this Agreement without reference to the conflicts of laws principles of such jurisdiction.
     (e) The Parties hereto, by executing below, acknowledge that the provisions and language of this Agreement have been negotiated, and specifically agree that no provision of this Agreement shall be construed against any Party by reason of such party having drafted such provision of this Agreement.
     (f) This Agreement may be signed in counterparts, with the same effect as if the signature on each counterpart were upon the same instrument. A copy or facsimile of a Party’s signature shall be binding upon the signatory with the same force and effect as an original signature.
     (g) No failure on the part of either Party to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.
     (h) Neither Party shall be liable for any delay by reason of circumstances found to be beyond its control including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of nature, insurrection, war, terrorism, riots, or failure beyond its reasonable control of transportation or power supply.
     (i) The headings appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any provision hereof
     (j) The provisions of Sections 1, 4(c), 4(d), 4(e), 4(g), 4(h), 4(iii), 4(iv), 4(v), 4(vii), 4(viii), 7, 8, 9(d), 10, 11, 12, 13, 14 and this Section 16 shall survive any termination of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the Effective Date by and through their duly authorized representatives.

eSignal		GAIN Capital, Inc.
a divison of Interactive Data Corporation

By:	/s/ A. Stephen Farher	By:	/s/ Glenn Stevens
A. Stephen Farher		Glenn Stevens, President
V.P., Finance & Administration